Exhibit 99.1

OptimumBank Holdings, Inc. (OPHC-NASDAQ)

Chairman Gubin’s comments pertaining to the Board’s

Strategic Planning - “A successful roadmap for growing our Bank”

OptimumBank Holdings, Inc., a (the “Company”) ended the month of October 2023 with assets exceeding $755.7 million, an increase of $43 million as compared to $712.7 million in the prior month. The net change in total assets was partially driven by a $26 million increase in net loans. Since the Company announced entry into Accounts Receivable Financing to Skilled Nursing Facilities at the end of last year, our SNF portfolio has grown to over $28MM. Additionally, since the Company announced seeking entry into the Small Business Administration (SBA) National Lending Program to provide loans to small and middle market companies, the Company is now approved for SBA Lending and has closed it first SBA Loan for $300,000 and has a pipeline of $15MM in various stages of loan underwriting and processing. Additionally, the Company intends to close in the area of $50MM of SBA loans in 2024. Core earnings are a non-GAPP financial measure used by management as an earnings measure to ascertain the profitability of the underlying business of the Company for the month of October 2023 has increased over the past ten months to $1,410,900 as compared to $963,215 reported for the month ended December 31, 2022.1

Chairman Gubin commends the Board and Management for the promising implementation of a well-designed strategic plan to grow the size and profitability of the Company and developing strong and lasting customer relationships along the way.

Growing the asset size of the Company for the remainder of 2023 and into 2024 is facilitating our goal to provide greater shareholder returns. Growth in our earning as the Company grows has been and will continue to be our main focus. The Board and Management are working hard to improve on our results and truly succeed in bringing returns to all of our shareholders.

As the Company grows, the Board and Management stays focused on maintaining our well capitalized status under regulatory guidelines, enhancing our reputation for consistent and stellar customer service, and performing better than many of our peers in a number of banking metrics.

OptimumBank’s strategic plan also encompasses expanding lending capabilities, increasing the Company’s core deposit base primarily with fee-based income businesses and by evaluating M&A opportunities. The Board and Management remains focused on increasing the Loan-to-Deposit ratio by maintaining competitive pricing of the Company’s products to improve the Net Interest Margin (NIM) to reach its maximum potential. The Company continues to focus on the customer on its path to grow larger and stronger while still achieving community banking at its best, where each customer is a name, not a number.

1 The following table reconciles core earnings to net income, a GAAP financial measure:

		Consolidated
		Month End
		10/31/2023	12/31/2022
	Net Income	$749,888	$540,836
Add	Taxes	255,142	184,351
Add	Provision for Credit Losses	405,870	238,028
		$1,410,900	$963,215

About OptimumBank Holdings, Inc.

OptimumBank Holdings, Inc. operates as the bank holding company for OptimumBank that provides a range of consumer and commercial banking services to individuals and businesses. The company accepts demand interest-bearing and noninterest-bearing, savings, money market,

NOW, and time deposit accounts, as well as certificates of deposit; and offers residential and commercial real estate, commercial, and consumer loans, as well as lending lines for working capital needs. It also provides debit and ATM cards; investment, cash management, and notary and night depository services; and direct deposits, money orders, cashier’s checks, domestic collections, drive-in tellers, and banking by mail, as well as Internet banking services. In addition, the company engages in holding, managing, and disposing foreclosed real estate. It operates through banking offices located in Broward County, Florida. OptimumBank Holdings, Inc. was founded in 2000 and is based in Fort Lauderdale, Florida.

Safe Harbor Statement:

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third-party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. OptimumBank Holdings, Inc.’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward looking statements speak only as to the date they are made and OptimumBank Holdings, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.